                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            CERX VENTURE CORPORATION
                             (a Nevada Corporation)



     CERX VENTURE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of Nevada (the "Corporation"), DOES HEREBY CERTIFY THAT:

     A. The Board of Directors of the Corporation by the unanimous written consent of its members, filed with the minutes of the Board, duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation in order to (i) change the name of the Corporation from CERX VENTURE CORPORATION to EBONLINE.COM, INC., (ii) identify the directors named in the Certificate of Incorporation as members of the first Board of Directors of the Corporation and (iii) reflect a reverse stock split of the Corporation's outstanding common stock., par value $.001 per share on a one-for-five basis, declaring such amendment to be advisable and directing that the proposal be placed before the shareholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that Article FIRST of the Certificate of Incorporation of the Corporation be amended to provide as follows:

            "FIRST.     The name of this corporation is EBONLINE.COM, INC."

     RESOLVED, that Article FOURTH of the Certificate of Incorporation of the Corporation be amended to provide as follows:

            "FOURTH.    The names and  addresses  of the members of the
      first Board of Directors are:

                  NAME                               MAILING ADDRESS
            John D. Brasher, Jr.               90 Madison Street, Suite 707
                                               Denver, Colorado 80206

            Johnny D. Brasher                  P.O. Box 1686
                                               Ferriday, Louisiana 71334"


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     RESOLVED, that the first full paragraph of Article FIFTH of the Certificate of Incorporation of the Corporation be amended to provide as follows:

               "FIFTH. The aggregate number of shares of capital stock
          of all classes which the Corporation shall have authority to issue is SIXTY-FIVE MILLION (65,000,000), of which FIFTY MILLION (50,000,000) shares having a par value of $.001 per share shall be of a class designated "COMMON STOCK" (or COMMON SHARES") and FIFTEEN MILLION (15,000,000) shares having a par value of $.001 per share shall be of a class designated "PREFERRED STOCK" (or PREFERRED SHARES"). The Common Stock will be reverse split on a one-for-five basis so that each share of Common Stock issued and outstanding as
          of   July 9,   1999  (the   "Declaration   Date")  shall
          automatically be converted into and reconstituted as one-fifth of a share of Common Stock (the "Reverse Split"). No fractional shares will be issued by the Corporation as a result of the Reverse Split. In lieu thereof each Stockholder whose shares of Common Stock are not evenly divisible by five will receive one additional share of Common Stock for the fractional share that such Stockholder would otherwise be entitled to as a result of the Reverse Split. All shares of the Corporation shall be issued for such consideration or considerations as the Board of Directors may from time to time determine. The designations, voting powers, preferences, optional or other special rights and qualifications, limitations or restrictions of the above classes of stock shall be as follows:"

     B. Other than the changes described above, there are no amendments to the Certificate of Incorporation.

     C. Pursuant to resolution of the Corporation's Board of Directors, the foregoing Certificate of Amendment was duly approved by affirmative vote of the holders if a majority of the Corporation's 5,002,838 shares of capital stock outstanding and entitled to vote on the proposed amendment, and therefore sufficient for approval, all in accordance with the General Corporation Law of Nevada and the existing Certificate of Incorporation and bylaws of the Corporation.

     D. This  amendment  was duly adopted in accordance  with the  provisions of
Section 78.390 of the General Corporation Law of Nevada.


                         [signatures on following page]

                                        2
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     IN WITNESS WHEREOF, CERX VENTURE CORPORATION has caused this Certificate of
Amendment to be signed by its President, and attested by its Assistant Secretary, as of the date below.

DATED:  July 7, 1999              CERX VENTURE CORPORATION




                                     By:     /s/ John D. Brasher, Jr.
                                        ----------------------------------------
                                         JOHN D. BRASHER, JR.
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER



By:     /s/ Elizabeth Crosse
   --------------------------------
      ELIZABETH CROSSE
      ASSISTANT SECRETARY

                                 ACKNOWLEDGMENTS




STATE OF COLORADO       )
                        )  SS.
COUNTY OF DENVER        )


            I HEREBY CERTIFY that before me, a Notary Public duly commissioned and qualified in and for the above jurisdiction, personally came and appeared JOHN D. BRASHER, JR., the President and Chief Executive Officer of CERX VENTURE CORPORATION, who after being duly sworn declared that he executed the foregoing Certificate of Amendment as his free act and deed and that the statements therein set forth are true and correct.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal on July 7, 1999.



                                   My
                                   Commission
                                   Expires October 22, 2001








STATE OF COLORADO       )
                        )  SS.
COUNTY OF DENVER        )


            I HEREBY CERTIFY that before me, a Notary Public duly commissioned and qualified in and for the above jurisdiction, personally came and appeared MARK T. COOPER, the Assistant Secretary CERX VENTURE CORPORATION, who after being duly sworn declared that he executed the foregoing Certificate of Amendment as his free act and deed and that the statements therein set forth are true and correct.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal on July 7, 1999.



                                   My
                                   Commission
                                   Expires October 22, 2001